Filed pursuant to rule 424(B)(3)

Registration Statement No. 333-105814

PROSPECTUS SUPPLEMENT NO. 4

(TO PROSPECTUS DATED June 12, 2003)

PROSPECTUS

UP TO 6,366,968 SHARES OF

SPECTRUM PHARMACEUTICALS, INC.

COMMON STOCK

This prospectus supplement no. 4 relates to the offer and sale of up to 6,366,968 shares of our common stock by the selling stockholders named in the prospectus dated June 13, 2003, as supplemented by prospectus supplement no. 1 dated June 20, 2003, prospectus supplement no. 2 dated July 3, 2003 and prospectus supplement no. 3 dated November 22, 2006 (the “Prospectus”). This prospectus supplement no. 4 should be read in conjunction with the Prospectus.

The information appearing in the table below, as of the date hereof, supplements the information in the table appearing under the heading “Selling Stockholders” in the Prospectus, and, where the name of a selling stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling stockholder supersedes the information in the Prospectus.

	Shares of Common Stock Beneficially Owned Before Offering		Number of Shares of Common Stock Offered Hereby	Shares of Common Stock Beneficially Owned Following the Offering(3)
Name	Number	% of Class(1)(2)		Number	% of Class
Warrant Strategies Fund, LLC (4)	173,885	*	147,360	26,525	*

*	less than 1%

(1)	For the purposes of calculating the percent of class beneficially owned by a selling stockholder, shares of common stock which may be issued to that selling stockholder within 60 days of February 15, 2007 are deemed to be outstanding.

(2)	Pursuant to the terms of the warrant transferred to the selling stockholder identified above, the number of shares of our common stock that may be acquired by such selling stockholder upon exercise of the warrant is limited so that, following such exercise, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of the Securities Exchange Act of 1934, as amended, does not exceed 4.95% of the total number of shares of our common stock then outstanding.

(3)	Assumes the sale by the selling stockholder of all of the shares of common stock available for resale under the Prospectus.

(4)	Hull Capital Management, LLC is the sole member of Warrant Strategies Fund, LLC, a Delaware limited liability company (“WSF”). Sean Molloy, an employee of C.E. Unterberg, Towbin, LLC, WSF’s Investment Manager, possesses sole power to vote and direct the disposition of all securities of Spectrum Pharmaceuticals, Inc. held by WSF. Mr. Molloy disclaims beneficial ownership of the securities held by WSF.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 1 OF THE PROSPECTUS DATED JUNE 13, 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 15, 2007